News Release
Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271
investorrelations@bridgepointeducation.com
Bridgepoint Education Reports Third Quarter 2013 Results
Announces Forbes School of Business
SAN DIEGO, (November 5, 2013) - Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended September 30, 2013.
Highlights for the third quarter ended September 30, 2013, are as follows:

•	Total student enrollment at period end was 68,566.

•	Revenue was $185.6 million compared with $252.1 million for the same period in 2012.

•	Operating income was $12.9 million compared with $47.1 million for the same period in 2012.

•	Net income was $10.1 million compared with $29.8 million for the same period in 2012.

•	Fully diluted earnings per share was $0.18 compared with $0.53 for the same period in 2012.
“With its worldwide recognition as a well respected business authority, I know the Forbes alliance will provide our business students with new resources that are highly relevant to their careers, and reinforce Ashford’s reputation of offering high quality degree programs that are affordable,” said Andrew Clark, CEO of Bridgepoint Education.
Ashford University Receives Update from Department of Education
On November 4, 2013, the Department of Education notified Ashford University that the Department will approve Ashford’s change in accreditor, recognizing the Western Association of Schools and Colleges (WASC) as Ashford University’s accreditor, along with the renewal of certification for continued participation in the Title IV, HEA programs. The Department anticipates completing its review and approval of Ashford’s application for change in accreditor, and issuing a new Program Participation Agreement, within the next few weeks.
Student Enrollment
Total student enrollment at Bridgepoint Education's academic institutions, Ashford University and University of the Rockies, was 68,566 students at September 30, 2013, compared with 91,358 students at the end of the third quarter of 2012.
New student enrollments for the third quarter of 2013 at Bridgepoint Education's academic institutions were approximately 12,500 compared with new student enrollments of approximately 20,500 for the same period in 2012.
Financial Results
Revenue for the third quarter of 2013 was $185.6 million, compared with revenue of $252.1 million for the same period in 2012. Revenue for the nine months ended September 30, 2013, was $605.2 million, compared to $758.8 million for the same period in 2012.
Operating income for the third quarter of 2013 was $12.9 million compared with operating income of $47.1 million for the same period in 2012. Operating income for the nine months ended September 30, 2013 was $72.3 million compared to $166.5 million for the same period in 2012.
Net income for the third quarter of 2013 was $10.1 million compared with net income of $29.8 million for the same period in 2012. Net income for the nine months ended September 30, 2013 was $47.5 million compared to $105.0 million for the same period in 2012.
Fully diluted earnings per share for the third quarter of 2013 was $0.18 compared with $0.53 for the same period in

2012. Fully diluted earnings per share for the nine months ended September 30, 2013, was $0.85 compared with $1.87 for the same period in 2012.
The results for the nine months ended September 30, 2013 include a pre-tax charge of $5.9 million for severance, which had an impact on the year-to-date earnings equal to $0.06 per diluted share.
The Company's effective tax rate for the third quarter of 2013 was 25.7%.
Balance Sheet and Cash Flow
As of September 30, 2013, the Company had cash, cash equivalents and investments of $553.3 million, compared with $514.7 million as of December 31, 2012. The Company generated $54.3 million of cash from operating activities in the nine months ended September 30, 2013, compared with $93.6 million for the same period in 2012.
Forbes Alliance
On October 31, 2013, Bridgepoint Education and Ashford University entered into a license agreement with a subsidiary of Forbes Media LLC. Under the agreement, Ashford University’s College of Business, both graduate and undergraduate, will be named the Forbes School of Business, and we have licensed certain trademarks and print and online content from Forbes, as well as other intellectual property, for use in Ashford’s bachelor’s and master’s business programs. The alliance will offer Ashford’s online students access to unique speaker events drawn from Forbes’ roster of more than 1,200 international contributors. The Forbes agreement has an initial 12-year term, with an option to renew for subsequent 12-year terms at our election, subject to certain conditions. We have made a one-time payment of $15 million required by the agreement. Going forward we will pay royalties based on a percentage of annual revenues attributable to Ashford University’s business-related programs, subject to a $2.5 million annual minimum.
Earnings Conference Call and Webcast
Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States and Canada is (888) 397-5354, and for other callers, 719-457-2604. The access code for all callers is 6811596. A live webcast will also be available on the Company's website at http://ir.bridgepointeducation.com
A replay of the call will be available via telephone through November 12, 2013. To access the replay, dial 888-203-1112 in the United States and Canada or (719) 457-0820 for other callers. The access code for all callers is 6811596.
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Iowa (Ashford University), and Colorado (University of the Rockies). For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271.
Forward-Looking Statements
This news release may contain forward-looking statements. These statements involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements. Risks and uncertainties include, without limitation:

•	the approval of the Department of Education for Ashford University’s transfer of accreditors and related state regulatory approvals;

•	the impact of our agreement with Forbes;

•
failure to comply with the extensive regulatory framework applicable to the Company and its institutions, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements;

•	adverse regulatory or legislative changes affecting the Company's institutions;

•	the imposition of fines or other corrective measures against the Company's institutions;

•	competition in the postsecondary education market and its potential impact on the Company's market share and recruiting costs; and

•	reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions.
More information on potential factors that could affect the Company's performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013, and amended on May 17, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, to be filed with the SEC. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$185,612	$252,076	$605,170	$758,815
Costs and expenses:
Instructional costs and services (1)	92,204	90,986	299,895	260,489
Admissions advisory and marketing (1)	64,507	96,734	179,632	273,970
General and administrative (1)	16,050	17,247	53,344	57,836
Total costs and expenses	172,761	204,967	532,871	592,295
Operating income	12,851	47,109	72,299	166,520
Other income, net	787	955	2,636	2,492
Income before income taxes	13,638	48,064	74,935	169,012
Income tax expense	3,503	18,244	27,465	63,963
Net income	$10,135	$29,820	$47,470	$105,049
Earnings per common share:
Basic	$0.19	$0.56	$0.88	$2.00
Diluted	0.18	0.53	0.85	1.87
Weighted average number of common shares outstanding used in computing earnings per share:
Basic	54,336	53,184	54,201	52,576
Diluted	56,431	55,756	55,795	56,089

(1) Effective in the fourth quarter of 2012, the Company made changes in the presentation of its operating expenses. The Company has reclassified prior periods to conform to the new presentation. The Company determined that these changes would better reflect industry practices and would provide more meaningful information as well as increased transparency to its operations. The Company believes that the reclassification better represents the operational changes and the business initiatives that have been implemented.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	As of September 30, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$431,762	$255,965
Investments	35,221	136,967
Accounts receivable, net	51,123	67,927
Deferred income taxes	11,033	10,936
Prepaid expenses and other current assets	16,057	19,810
Total current assets	545,196	491,605
Property and equipment, net	94,570	95,966
Investments	86,279	121,738
Student loans receivable, net	11,936	15,143
Goodwill and intangibles, net	11,974	10,739
Deferred income taxes	13,284	13,266
Other long-term assets	1,951	2,330
Total assets	$765,190	$750,787
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,322	$4,588
Accrued liabilities	43,567	44,640
Deferred revenue and student deposits	126,447	175,057
Total current liabilities	179,336	224,285
Rent liability	26,294	25,173
Other long-term liabilities	8,745	9,759
Total liabilities	214,375	259,217
Total stockholders' equity	550,815	491,570
Total liabilities and stockholders' equity	$765,190	$750,787

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$47,470	$105,049
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	53,649	52,418
Depreciation and amortization	15,861	12,761
Amortization of premium/discount	3,596	5,384
Stock-based compensation	10,704	9,915
Excess tax benefit of option exercises	(863)	(8,446)
Loss on impairment of student loans receivable	790	—
Net realized gain on sale of securities	(62)	—
Changes in operating assets and liabilities:
Accounts receivable	(36,056)	(90,188)
Prepaid expenses and other current assets	3,395	(3,982)
Student loans receivable	218	(5,730)
Other long-term assets	379	1,971
Accounts payable and accrued liabilities	3,699	19,363
Deferred revenue and student deposits	(48,610)	(13,191)
Other liabilities	107	8,264
Net cash provided by operating activities	54,277	93,588
Cash flows from investing activities
Capital expenditures	(11,737)	(20,803)
Purchases of investments	(26,724)	(173,512)
Restricted cash	—	25
Capitalized curriculum development costs	(3,518)	(4,130)
Sales and maturities of investments	161,854	151,511
Net cash provided by (used in) investing activities	119,875	(46,909)
Cash flows from financing activities
Proceeds from exercise of stock options	1,250	2,240
Tax withholdings related to net issuance of stock options	—	(10,418)
Excess tax benefit of option exercises	863	8,446
Proceeds from the issuance of stock under employee stock purchase plan	604	707
Proceeds from the exercise of warrants	8	2
Issuance of restricted stock	(1,080)	—
Net cash provided by financing activities	1,645	977
Net increase in cash and cash equivalents	175,797	47,656
Cash and cash equivalents at beginning of period	255,965	133,921
Cash and cash equivalents at end of period	$431,762	$181,577